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EXHIBIT 99.(a)(1)(F)

FORM OF EMAIL: ELECTION CONFIRMATION STATEMENT (PRE-EXPIRATION TIME)

Dear [                        ]

Under the terms of the Adobe Offer you have elected the following(1):

Eligible Option (Grant Number)	Original Date of Grant	Original Option Exercise Price (Split Adjusted)	Shares Subject to Eligible Portion (Split Adjusted)	Elect to Amend Entire Eligible Portion & Receive Cash Payment	Corrected Exercise Price for Eligible Portion (Split Adjusted)	Cash Payment (Aggregate Price Differential)
		$		☐ Yes ☐ No	$	$

(1)
The reference to "Split Adjusted" in the table above reflects a 2:1 stock split that occurred on May 23, 2005.

We strongly encourage you to print a copy of this page and keep it for your records.

You may change your election at any time before 11:59 p.m., Pacific Time, on February 1, 2007 (or a later expiration date if Adobe extends the offer) by submitting a new Election Form via email to equity@adobe.com. All capitalized terms not otherwise defined herein shall be as defined in that certain Offer to Amend Eligible Options filed with the Securities and Exchange Commission on January 4, 2007 and separately provided to you via email.

Note:    Your most recent Election Form submitted via email to equity@adobe.com before the Expiration Time will be the form considered for acceptance by Adobe.

A Final Election Confirmation Statement will be forwarded to you within three business days following the Expiration Time. The Final Election Confirmation Statement should contain the same information as the most recent Election Confirmation Statement that you previously received by email from equity@adobe.com.

In the event that you do not receive the Final Election Confirmation Statement confirming your election in the time frame so described, please send your printed copies of your Election Form(s), email delivery receipt(s) and any Election Confirmation Statement(s) that you did receive to equity@adobe.com to evidence proper and timely submission of your election(s).

Please note that our receipt of your Election Form is not by itself an acceptance of the Eligible Option. For purposes of the Offer, Adobe will be deemed to have accepted Eligible Options with respect to which proper acceptances of the Offer have been made and not properly withdrawn as of the Expiration Time in accordance with the terms of the Offer.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offer to Amend Eligible Options dated January 4, 2007 (the "Offering Memorandum").

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FORM OF EMAIL: ELECTION CONFIRMATION STATEMENT (PRE-EXPIRATION TIME)